Exhibit 99.1

Franklin Bank Corp. announces a 624% increase in earnings for 2004

Earnings were $.32 per diluted share for the fourth quarter 2004 and $1.07 per diluted share for 2004.

HOUSTON, Feb. 8 /PRNewswire-FirstCall/ — Franklin Bank Corp. (Nasdaq: FBTX) (Franklin), the parent company of Franklin Bank, S.S.B., today announced earnings for the fourth quarter and year ended December 31, 2004.

Financial Highlights

     Comparison of the Full Year 2004 and Full Year 2003

•	Assets grew 55% to $3.5 billion as of December 31, 2004 from $2.3 billion as of December 31, 2003.

•	Average assets grew to $2.9 billion for 2004 from $1.1 billion for 2003.

•	Commercial loans grew 174% to $590.9 million at December 31, 2004 from $216.0 million at December 31, 2003.

•	The net yield on interest-earning assets grew to 2.35% for 2004 from 1.77% for 2003.

•	Net income increased to $23.1 million or $1.07 per diluted share compared to the net income for 2003 of $3.2 million or $.29 per diluted share.

     Comparison of the Three Months Ended December 31, 2004 and 2003

•	Average assets grew to $3.2 billion for the quarter ended December 31, 2004 from $1.6 billion for the quarter ended December 31, 2003.

•	The net yield on interest-earning assets grew to 2.47% for the quarter ended December 31, 2004 from 1.73% for the quarter ended December 31, 2003.

•	Net income for the fourth quarter 2004 increased to $7.0 million or $.32 per diluted share from a net loss of $287,000 or $.02 loss per diluted share for the fourth quarter 2003.

     Comparison of the Three Months Ended December 31, 2004 and September 30, 2004

•	Assets grew to $3.5 billion as of December 31, 2004 from $3.3 billion as of September 30, 2004.

•	Commercial loans grew 49% to $590.9 million at December 31, 2004 from $397.2 million at September 30, 2004.

•	The net yield on interest-earning assets grew to 2.47% for the quarter ended December 31, 2004 from 2.18% for the quarter ended September 30, 2004.

•	Net income for the fourth quarter 2004 increased to $7.0 million or $.32 per diluted share from $6.5 million or $.30 per diluted share for the third quarter 2004.

     Looking Ahead

•	We expect that assets will grow by 25% next year.

•	We expect net income for 2005 to range from $30.0 million to $31.5 million.

•	We will continue to pursue additional acquisition partners.

Anthony J. Nocella, President and CEO, said “I am very pleased with last year’s performance. We have surpassed our plans at the time of our initial public offering a year ago. These results make Franklin one of the fastest growing franchises in Texas.”

Nocella continued: “During 2004, we expanded our community banking offices from 14 to 23, added three commercial lending offices and 23 mortgage banking offices. Once we close the mergers with First National Bank of Athens (Athens) and Elgin Bank of Texas (Elgin) we will have 30 community banking offices in the Franklin Family of Community Banks.”

“Looking ahead, I believe 2005 will be another strong year for Franklin. We believe our assets will grow approximately 25% over the next year,” said Nocella. “This growth will come from acquisitions as well as our national businesses.”

“We closed our merger with Cedar Creek Bank (Cedar Creek) on December 6, 2004. Cedar Creek operates five banking offices in our East Texas market,” said Nocella.

“We also announced the signing of a definitive agreement with Athens on December 21, 2004. Athens operates four banking offices located in the East Texas region. Franklin expects to close this transaction in the second quarter 2005,” Nocella continued.

“And then on January 27, 2005 we announced the signing of a definitive agreement with Elgin which operates three banking offices in the Central Texas region,” Nocella continued. “The Elgin merger is also expected to close in the second quarter of 2005.”

Earnings

For the year ended December 31, 2004, net interest income increased to $65.7 million compared to $19.4 million for the year ended December 31, 2003, an increase of 238%. This was driven by an increase in average interest-earning assets of $1.7 billion and an increase in our net yield by ..58%. The increase in interest earning assets is primarily from the expansion of our single family mortgage and commercial loan portfolios.

Net interest income of $19.3 million for the fourth quarter 2004 improved $12.6 million or 186% from the fourth quarter 2003 and improved $2.4 million or 14% from the third quarter 2004. The growth resulted principally from an increase in average interest-earning assets.

The net yield on interest-earning assets increased from 1.77% to 2.35% for December 31, 2003 and 2004. The net yield on interest-earning assets increased to 2.47% for the quarter ended December 31, 2004 from 1.73% for the quarter ended December 31, 2003. The increase in the net yield was primarily attributed to an increase in the yield on single family and commercial loan portfolios. In addition, our fourth quarter yield increase was primarily due to a higher interest rate environment and a slowing of prepayments on our single family loan portfolio.

For the years ended December 31, 2004 and 2003, non-interest income was $12.6 million and $4.8 million, an increase of 164%. The increase was principally due to an increase in loan fees from the expansion of our mortgage banking business and deposit fees from the growth of our community banking business.

Non-interest income was $3.7 million for the quarter ended December 31, 2004, $4.0 million for the quarter ended September 30, 2004, and $1.1 million for the quarter ended December 31, 2003. The decrease from the third quarter 2004 to the fourth quarter 2004 was primarily the result of a decrease in gain on sale of single family loans due to reducing our exposure in 5/1 adjustable rate single family loans.

For the year ended December 31, 2004, non-interest expense was $40.7 million which increased 123% from $18.2 million for 2003. The increase was primarily attributed to the increase in the number of employees and the increase in the number of banking offices as a result of the acquisition of Jacksonville and Lost Pines, the opening of the Cedar Park and Georgetown banking offices, the expansion of our mortgage banking business, and the expansion of our commercial lending in the Northeast and the Midwest.

Non-interest expense for the quarter ended December 31, 2004 totaled $12.0 million, $10.4 million for the quarter ended September 30, 2004, and $8.1 million for the quarter ended December 31, 2003. The increase from the third quarter 2004 to the fourth quarter 2004 was primarily attributable to an increase in salaries expense and professional fees expense. The increase in salaries is attributed to the increase in employees from 493 at September 30, 2004 to 548 at December 31, 2004. The increase in employees is attributable to the acquisition of Cedar Creek, opening of a community banking office in Georgetown, and the addition of two commercial lending offices in Philadelphia and Detroit. The increase in professional fees expense is attributed to audit fees related to the Sarbanes-Oxley Act that occurred due to a higher hourly billing rate and additional hours received in an updated estimate in December 2004.

“We have continued to show our commitment to keep operating expenses low. Our efficiency ratio increased slightly to 51.24% for the quarter ended December 31, 2004 as compared to 49.04% for the quarter ended September 30, 2004. The increase in the efficiency ratio is attributable to the expansion of community and commercial banking offices,” Nocella noted.

Financial Condition

We closed the year with assets of $3.5 billion, or a 55% increase from $2.3 billion at December 31, 2003, and a 5% increase from $3.3 billion at September 30, 2004. The increase was primarily due to an increase in our loan portfolio that grew 12% during the quarter, including the acquisition of Cedar Creek. Our loan portfolio totaled approximately $3.0 billion as of December 31, 2004 and $2.7 billion as of September 30, 2004, an increase of $313.4 million. At December 31, 2003, our loan portfolio totaled $1.8 billion.

At December 31, 2004 and September 30, 2004, we had 56 retail mortgage origination offices located in 20 states and three wholesale offices, one each in Texas, Tennessee, and California. Through these offices we originated $165.6 million in mortgage loans for the quarter ended December 31, 2004 compared to $143.2 million during the quarter ended September 30, 2004. The increase in originations is a result of the decrease in interest rates in the third quarter increasing originations in the fourth quarter.

Our single-family loan portfolio increased to $2.4 billion as of December 31, 2004 from $2.3 billion as of September 30, 2004.

Our commercial loan portfolio totaled $590.9 million as of December 31, 2004 compared to $397.2 million as of September 30, 2004. Our residential construction loans of $335.4 million at year end increased 25% from the prior quarter of $267.9 million. The total unfunded commitments for residential construction as of December 31, 2004 were $280.8 million. Our mortgage banker finance warehouse loan balances totaled $138.1 million, which is up 96% from the prior quarter. The total unfunded commitments for mortgage banker finance as of December 31, 2004, were $114.9 million. We now have a commercial lending presence in Arizona, Florida, Nevada, Georgia, Texas, Michigan, Illinois, Pennsylvania, New Jersey, and New York.

Asset quality continues to remain strong. Our nonperforming assets decreased to $8.3 million, or ..24% of our total assets of which $6.3 million were secured by single family properties. At September 30, 2004, our nonperforming assets were $9.0 million, or .27%, of our total assets of which $6.7 million were secured by single family properties.

Looking Forward

We expect that our earnings for 2005 will be between $30 million and $31.5 million. We anticipate that the net yield on interest earning assets will decrease between 15 to 25 basis points over the year. The decrease is a result of three factors: a decrease in the spread on residential construction loans because of our entry into more competitive markets, compression of the spread on mortgage warehouse loans as a result of the forecast yield curve flattening, and a decrease in the net spread to the underlying index on the reinvestment of single family adjustable rate mortgages. We expect operating expenses to increase 20% during the next year with the growth of our business due to pending acquisitions and to the extent we are opening banking and lending offices. Included in this estimate is the effect of FAS 123R which will reduce our 2005 earnings by approximately $400,000 based on the current options outstanding at December 31, 2004. We will continue to strive to meet our goal to have our efficiency ratio below 50%.

Referencing to recent acquisitions, Nocella said “We have signed definitive agreements with Athens and Elgin. We expect to add both of these institutions to our Franklin Family of Community Banks during the second quarter of 2005. We are still pursuing a number of additional acquisitions inside our community banking markets,” Nocella commented. “Our acquisition partners are expected to be relationship driven community banks whose bankers are trusted financial advisors that provide personalized service to customers.”

“We will also continue to expand through the opening of new banking offices. During the quarter we opened one de novo community banking office located in Georgetown which is in our Central Texas region. We plan to expand our Central Texas network through the opening of 5 additional de novo community banking offices during 2005,” added Nocella.

The national scope of Franklin’s operations is also expected to grow during 2005. “We expect commercial loans to grow 80% over the next year. The growth will be generated by all our commercial lending products including residential construction, mortgage banker finance, commercial real estate, and to a lesser extent multi-family,” Nocella said.

Our lending businesses are seasonal. During low refinance periods the mortgage business tends to close more loans during the summer months while more people are relocating than during the winter months. The first quarter usually has lower volumes than any other quarter.

We expect mortgage originations to increase from $632 million in 2004 to over $800 million in 2005. We continue to operate our retail mortgage banking business using a model that compensates the branch manager based on the profitability of the branch after all direct expenses have been charged. This model reduces fixed costs, which allows us to close underperforming offices without a significant loss.

Company Overview

Franklin Bank Corp., through its subsidiary Franklin Bank S.S.B. (the “bank”), a Texas state savings bank, is engaged in community banking, mortgage banking, and commercial banking. The bank currently operates 23 community banking offices of which 14 are in the East Texas market and eight in the Central Texas market; six commercial lending offices in Houston, Dallas, Orlando, Philadelphia, Detroit, and Phoenix; and 59 retail/wholesale mortgage offices in 20 states throughout the United States, including Texas. For more information, please go to http://www.bankfranklin.com . Franklin Bank is FDIC insured and an equal housing lender.

Forward-Looking Information

This announcement includes forward-looking statements. These forward-looking statements include comments with respect to our goals, objectives, expectations, and strategies, and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory and technological conditions. Other specific risks include the following: potential inability to successfully implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third party information services on which we rely; and environmental risks associated with foreclosure on real estate properties. We caution that the foregoing list is not exhaustive.

Investors should carefully consider the aforementioned factors as well as other uncertainties and events.

Conference Call

The Company will conduct a conference call to review announcements made in this press release on Wednesday, February 9, 2005, at 10:00 a.m. CT. The conference call is available by telephone. The telephone number for the conference call is 1-800-262-1292. Participants calling from outside the United States may dial 1-719-457-2680. The passcode “2359764” is required to access the call. A recording of the conference call will be available after 2 p.m. CT on Wednesday, February 9, 2005 through February 17, 2005. The recorded message will be available at 1-888-203-1112. Participants calling from outside the United States may dial 1-719-457-0820. The passcode “2359764” is required to access the replay of the call.

     Additional Supplemental Financial Information Attached

FRANKLIN BANK CORP.
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	December 31,	September 30,	December 31,
	2004	2004	2003
Assets
Cash and cash equivalents	$90,161	$248,919	$47,064
Available for sale securities	72,998	64,851	91,168
FHLB stock and other investments	74,673	65,218	32,866
Mortgage-backed securities	109,703	126,983	177,572
Loans
Single family	2,378,768	2,259,970	1,535,150
Commercial	590,916	397,238	216,003
Consumer	55,176	54,257	66,813
Allowance for credit losses	(7,358)	(6,292)	(4,850)

Loans, net	3,017,502	2,705,173	1,813,116
Goodwill	69,212	57,492	54,377
Other intangible assets, net	7,095	4,198	3,705
Premises and equipment, net	13,169	11,000	9,381
Real estate owned	4,418	4,339	1,789
Other assets	20,803	20,381	20,262

	$3,479,734	$3,308,554	$2,251,300

Liabilities
Deposits	$1,502,398	$1,567,710	$1,259,843
FHLB advances	1,653,942	1,438,778	713,119
Junior subordinated notes	20,254	20,224	20,135
Other liabilities	22,431	20,186	12,765

Total liabilities	3,199,025	3,046,898	2,005,862

Stockholders’ equity
Common stock	219	212	212
Paid-in capital	255,348	243,037	243,089
Retained earnings	25,567	18,614	2,418
Accumulated other comprehensive income:
- Unrealized gains on securities available for sale, net	(472)	(132)	(125)
- Cash flow hedges, net	47	(75)	(156)

Total stockholders’ equity	280,709	261,656	245,438

	$3,479,734	$3,308,554	$2,251,300

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	December 31, 2004	September 30, 2004	December 31, 2003
Interest income
Cash equivalents and short-term investments	$1,280	$930	$551
Mortgage-backed securities	1,036	1,162	443
Loans	33,089	30,078	13,097

Total interest income	35,405	32,170	14,091

Interest expense
Deposits	7,102	7,302	4,075
FHLB advances	8,588	7,519	2,874
Junior subordinated notes	373	373	372

Total interest expense	16,063	15,194	7,321

Net interest income	19,342	16,976	6,770
Provision for credit losses	334	556	128

Net interest income after provision for credit losses	19,008	16,420	6,642

Non-interest income
Gain on sale of single family loans	498	1,883	702
Loan fee income	2,103	1,297	99
Deposit fees	723	628	63
Gain on sale of securities	44	72	(1)
Other	344	82	242

Total non-interest income	3,712	3,962	1,105

Non-interest expense
Salaries and benefits	6,154	5,009	4,720
Occupancy	894	900	615
Data processing	997	1,015	503
Professional fees	1,203	994	1,350
Loan expenses	877	695	375
Core deposit amortization	233	119	30
Other	1,665	1,620	553

Total non-interest expenses	12,023	10,352	8,146

Income before taxes	10,697	10,030	(399)
Income tax expense	3,744	3,494	(112)

Net income	$6,953	$6,536	$(287)

Basic earnings per common share	$0.33	$0.30	$(0.03)

Diluted earnings per common share	$0.32	$0.30	$(0.02)

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Year Ended December 31,
	2004	2003
Interest income
Cash equivalents and short-term investments	$3,878	$1,564
Mortgage-backed securities	4,989	1,356
Loans	109,524	37,473

Total interest income	118,391	40,393

Interest expense
Deposits	26,223	11,995
FHLB advances	24,938	7,455
Junior subordinated notes	1,488	1,473
Reverse repurchase agreements	—	35

Total interest expense	52,649	20,958

Net interest income	65,742	19,435
Provision for credit losses	2,081	1,004

Net interest income after provision for credit losses	63,661	18,431

Non-interest income
Gain on sale of single family loans	3,647	2,072
Loan fee income	5,037	1,146
Deposit fees	2,505	191
Gain on sale of securities	229	859
Other	1,194	502

Total non-interest income	12,612	4,770

Non-interest expense
Salaries and benefits	20,081	9,101
Occupancy	3,548	1,667
Data processing	3,613	1,349
Professional fees	3,795	3,094
Loan expenses	2,387	913
Core deposit amortization	588	(145)
Other	6,643	2,248

Total non-interest expenses	40,655	18,227

Income before taxes	35,618	4,974
Income tax expense	12,469	1,776

Net income	$23,149	$3,198

Basic earnings per common share	$1.09	$0.30

Diluted earnings per common share	$1.07	$0.29

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Quarter Ended
	December 31, 2004			September 30, 2004			December 31, 2003
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets
Short-term interest earning assets	$101,318	$404	1.56%	$63,869	$213	1.31%	$45,959	$93	0.79%
Available for sale securities	66,613	444	2.65%	66,603	420	2.51%	52,275	278	2.08%
FHLB stock and other investments	66,806	432	2.57%	61,795	297	1.91%	30,527	180	2.31%
Mortgage-backed securities	120,964	1,036	3.42%	139,764	1,162	3.33%	74,444	443	2.38%
Loans
Single family	2,250,393	25,256	4.49%	2,343,467	23,741	4.05%	1,217,216	11,080	3.64%
Residential construction	283,161	4,192	5.89%	247,668	3,685	5.92%	124,128	1,533	4.90%
Commercial real estate	61,184	917	5.97%	50,114	859	6.82%	13,672	219	6.36%
Mortgage banker finance	113,035	1,417	4.99%	51,387	571	4.42%	3,215	27	3.38%
Commercial business	11,936	282	9.42%	8,268	122	5.86%	8,978	161	7.12%
Consumer	56,343	1,025	7.23%	61,926	1,100	7.07%	3,783	77	8.06%

Total loans	2,776,052	33,089	4.76%	2,762,830	30,078	4.35%	1,370,992	13,097	3.82%

Total interest-earning assets	3,131,753	35,405	4.51%	3,094,861	32,170	4.15%	1,574,197	14,091	3.57%
Non-interest-earning assets	105,511			112,697			59,426

Total assets	$3,237,264			$3,207,558			$1,633,623

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$68,079	168	0.98%	$64,564	154	0.95%	$14,297	33	0.90%
Money market and savings	189,604	800	1.68%	180,659	769	1.69%	65,160	260	1.59%
Certificates of deposit	346,615	1,928	2.21%	335,192	1,760	2.09%	74,260	496	2.65%
Non-interest bearing deposits	54,850	—	—	52,961	—	—	21,305	—	—

Total community banking	659,148	2,896	1.75%	633,376	2,683	1.69%	175,022	789	1.79%
Wholesale and money desk	813,158	4,206	2.06%	937,041	4,619	1.96%	700,303	3,286	1.86%

Total deposits	1,472,306	7,102	1.92%	1,570,417	7,302	1.85%	875,325	4,075	1.85%

FHLB advances	1,452,897	8,588	2.36%	1,341,130	7,519	2.29%	601,036	2,874	1.91%
Junior subordinated notes	20,235	373	7.21%	20,205	373	7.22%	20,101	372	7.25%

Total interest-bearing liabilities	2,945,438	16,063	2.17%	2,931,752	15,194	2.09%	1,496,462	7,321	1.94%
Non-interest-bearing liabilities and stockholder’s equity	291,826			275,806			137,161

Total liabilities and stockholder’s equity	$3,237,264			$3,207,558			$1,633,623

Net interest income/interest rate spread		$19,342	2.34%		$16,976	2.07%		$6,770	1.63%

Net yield on interest-earning assets			2.47%			2.18%			1.73%

Ratio of average interest-earning assets to average interest-bearing liabilities			106.33%			105.56%			105.19%

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2004			2003
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets
Short-term interest earning assets	$73,996	$853	1.15%	$44,900	$437	0.97%
Trading assets	—	—	—	4,557	109	2.39%
Available for sale securities	72,135	1,979	2.74%	26,545	553	2.08%
FHLB stock and other investments	54,092	1,046	1.93%	21,359	465	2.18%
Mortgage-backed securities	147,399	4,989	3.38%	53,686	1,356	2.53%
Loans
Single family	2,035,942	85,647	4.21%	857,165	32,406	3.78%
Residential construction	236,081	13,310	5.64%	65,911	3,211	4.87%
Commercial real estate	51,931	3,353	6.46%	13,183	870	6.60%
Mortgage banker finance	49,838	2,289	4.59%	923	31	3.36%
Commercial business	10,595	684	6.47%	9,178	583	6.35%
Consumer	60,123	4,241	7.05%	4,635	372	8.01%

Total loans	2,444,510	109,524	4.48%	950,995	37,473	3.94%

Total interest-earning assets	2,792,132	118,391	4.24%	1,102,042	40,393	3.67%
Non-interest-earning assets	99,129			36,166

Total assets	$2,891,261			$1,138,208

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$68,182	660	0.97%	$12,559	120	0.96%
Money market and savings	178,709	2,910	1.63%	47,726	804	1.68%
Certificates of deposit	341,900	6,930	2.03%	61,852	1,646	2.66%
Non-interest bearing deposits	42,604	—	—	13,069	—	—

Total community banking	631,395	10,500	1.66%	135,206	2,570	1.90%
Wholesale and money desk	810,501	15,723	1.94%	466,469	9,425	2.02%

Total deposits	1,441,896	26,223	1.82%	601,675	11,995	1.99%

FHLB advances	1,157,086	24,938	2.16%	399,204	7,455	1.87%
Junior subordinated notes	20,190	1,488	7.37%	20,059	1,473	7.34%
Reverse repurchase agreements	—	—	—	3,028	35	1.15%

Total interest-bearing liabilities	2,619,172	52,649	2.01%	1,023,966	20,958	2.05%
Non-interest-bearing liabilities and stockholder’s equity	272,089			114,242

Total liabilities and stockholder’s equity	$2,891,261			$1,138,208

Net interest income/interest rate spread		$65,742	2.23%		$19,435	1.62%

Net yield on interest-earning assets			2.35%			1.77%

Ratio of average interest-earning assets to average interest-bearing liabilities			106.60%			107.62%

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Quarter Ended
	December 31, 2004	September 30, 2004	December 31, 2003
Common share data
Ending shares outstanding	21,895,785	21,225,263	21,225,263
Average shares outstanding-basic	21,429,335	21,225,263	11,775,705
Average shares outstanding-diluted	21,886,070	21,605,178	11,876,397

Basic earnings per share	$0.33	$0.30	$(0.03)
Diluted earnings per share	0.32	0.30	(0.02)

Book value (period end)	$12.82	$12.33	$11.56
Tangible book value (period end)	9.34	9.42	8.83

Average balances
Assets	$3,237,264	$3,207,558	1,633,623
Interest-earning assets	3,131,753	3,094,861	1,574,197
Interest-bearing liabilities	2,945,438	2,931,752	1,496,462

Ratios
ROA	0.85%	0.81%	-0.07%
ROCE	10.33%	10.10%	-0.82%
Net interest spread	2.34%	2.07%	1.63%
Net yield on interest-earning assets	2.47%	2.18%	1.73%
Efficiency ratio	51.24%	49.04%	102.99%
Equity to assets (period end)	8.07%	7.91%	10.90%
Equity to assets (average)	8.27%	8.03%	8.51%
Capital ratios — (bank only):
Leverage ratio	6.85%	6.45%	11.91%
Tier 1 risk-based capital ratio	10.72%	11.38%	16.27%
Total risk-based capital ratio	11.09%	11.73%	16.70%

Asset quality
Nonperforming Loans (“NPLs”)	$4,904	$5,744	$5,562
REO	3,385	3,252	874

Nonperforming Assets (“NPAs”)	$8,289	$8,996	$6,436

NPLs as % of loans	0.16%	0.21%	0.31%
NPAs as % of assets	0.24%	0.27%	0.29%
Allowance to period end loan balance	0.24%	0.23%	0.27%
Allowance to average loan balance	0.27%	0.23%	0.35%

Branch and employee data
Full-time equivalent employees	548	493	399
Commercial banking offices	6	4	3
Retail mortgage offices	56	56	34
Wholesale mortgage origination offices	3	3	2
Community banking offices	23	17	14

Loan portfolio
Single family
Held for investment	$2,176,505	$2,051,247	$1,420,678
Held for sale	202,263	208,723	114,472
Residential construction	335,432	267,890	160,979
Mortgage banker finance	138,078	70,562	3,714
Other	172,582	113,043	118,123
Allowance for credit losses	(7,358)	(6,292)	(4,850)

Loans, net	$3,017,502	$2,705,173	$1,813,116

Deposits
Community banking	$720,704	$621,450	$574,224
Wholesale and money desk	781,694	946,260	685,619

Total deposits	$1,502,398	$1,567,710	$1,259,843

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Year Ended December 31,
	2004	2003
Common share data
Ending shares outstanding	21,895,785	21,225,263
Average shares outstanding-basic	21,276,560	10,825,757
Average shares outstanding-diluted	21,716,582	10,851,137

Basic earnings per share	$1.09	$0.30
Diluted earnings per share	1.07	0.29

Book value (period end)	$12.82	$11.56
Tangible book value (period end)	9.34	8.83

Average balances
Assets	$2,891,261	$1,138,208
Interest-earning assets	2,792,132	1,102,042
Interest-bearing liabilities	2,619,172	1,023,966

Ratios
ROA	0.80%	0.28%
ROCE	9.02%	2.92%
Net interest spread	2.23%	1.62%
Net yield on interest-earning assets	2.35%	1.77%
Efficiency ratio	51.29%	78.70%
Equity to assets (period end)	8.07%	10.90%
Equity to assets (average)	9.61%	9.81%
Capital ratios — (bank only):
Leverage ratio	6.85%	11.91%
Tier 1 risk-based capital ratio	10.72%	16.27%
Total risk-based capital ratio	11.09%	16.70%

Asset quality
Nonperforming Loans (“NPLs”)	$4,904	$5,562
REO	3,385	873

Nonperforming Assets (“NPAs”)	$8,289	$6,435

NPLs as % of loans	0.16%	0.31%
NPAs as % of assets	0.24%	0.29%
Allowance to period end loan balance	0.24%	0.27%
Allowance to average loan balance	0.30%	0.51%

Branch and employee data
Full-time equivalent employees	548	399
Commercial banking offices	6	3
Retail mortgage offices	56	34
Wholesale mortgage origination offices	3	2
Community banking offices	23	14

Loan portfolio
Single family
Held for investment	$2,176,505	$1,420,678
Held for sale	202,263	114,472
Residential construction	335,432	160,979
Mortgage banker finance	138,078	3,714
Other	172,582	118,123
Allowance for credit losses	(7,358)	(4,850)

Loans, net	$3,017,502	$1,813,116

Deposits
Community banking	$720,704	$574,224
Wholesale and money desk	781,694	685,619

Total deposits	$1,502,398	$1,259,843